UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 1, 2009, the U.S. Bankruptcy Court for the Eastern District of Michigan (the “Bankruptcy Court”) entered an order (the “Order”) approving an extension of the post petition loans (the “DIP Financing”) provided to Noble International, Ltd. (the “Company”) by General Motors Corporation, Ford Motor Company and Chrysler, LLC (the “Customers”). By the terms of the Order, the outstanding amount of the DIP Financing may not exceed $6,250,000, subject to certain adjustments. The Order also extends the due date of the DIP Financing to June 30, 2009, subject to extension by further order of the Bankruptcy Court.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2009, the Board of Directors (the “Board”) of the Company appointed Jay Hansen, 46, to serve as Chief Financial Officer, effective immediately. Mr. Hansen will receive $175 per hour.

Mr. Hansen currently serves as President and CEO of Hansen Enterprises Ltd LLC, providing financial, operational and strategic planning services to manufacturing, distribution and financial services businesses. Prior to founding Hansen Enterprises in 2009, Mr. Hansen was Senior Vice President of Tweddle Group, a global market leader in technical publishing, providing content development, management, and delivery to the automotive and other manufacturing industries. Mr. Hansen previously served the Company as Chief Operating Officer in 2006, Vice President and Chief Financial Officer from 2003 to 2006, and Vice President of Corporate Development from 2002 to 2003. Prior to joining the Company, Mr. Hansen was Vice President at Oxford Investment Group, a privately held merchant bank with holdings in a variety of business segments, from 1994 to 2002. Mr. Hansen served in various commercial banking capacities with Michigan National Corporation from 1985-1994. Mr. Hansen currently serves on the Board of Directors and as Chairman of the Audit Committee of Flagstar Bank (NYSE: FBC).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation

By:	/s/ Richard P. McCracken
Richard P. McCracken
Chief Executive Officer

June 9, 2009